Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4  of Laureate Education, Inc. of our report dated March 25, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the revision discussed in Note 2, the disclosure of the earnings (loss) per share information discussed in Note 17, and subsequent events discussed in Note 27 as to which the date is October 1, 2015  and except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor and non-guarantor financial information discussed in Note 26 as to which the date is December 23, 2015, relating to the financial statements, and financial statement schedules, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
December 23, 2015